Single Touch Announces Change in Executive Leadership

Jerry Hug Appointed Interim CEO

JERSEY CITY, NJ – August 27, 2014 –Single Touch Systems, Inc. (OTC BB: SITO), a technology-based mobile media solutions provider, today announced that Jerry Hug has been appointed as the company’s interim Chief Executive Officer. Mr. Hug, previously Single Touch’s Executive Vice President of Corporate Development, replaces James Orsini, who departs on September 19, 2014 to pursue other opportunities.

“Having recently completed a successful acquisition and achieved revenue diversification, Single Touch is in the midst of a significant transition as we prepare for the next phase of growth,” said Betsy Bernard, Lead Director of the Board of Directors. “James has been instrumental in helping to execute this transformation, and we thank him for his contribution to the company. We are confident Jerry will continue the operational momentum we have been building and look forward to working with him.”

Simultaneously, the company announced that the executive change does not alter any aspect of the company’s outlook, as discussed on the Single Touch conference call on August 12, 2014.

Prior to his role as vice president of corporate development at Single Touch, Mr. Hug was executive vice president and chief strategy officer of Wireless Retail Inc., a $400 million wireless services company which helped pioneer the store-in-store model for selling mobile phones for wireless carriers in large national retailers. Mr. Hug served as interim CFO prior to Wireless Retail's eventual sale to the Radio Shack Corporation. Prior to Wireless Retail, Mr. Hug was Managing Partner of Redwood Partners, an early-stage merchant bank and advisory firm that focused on providing early-stage capital and executive management to technology, media and telecom businesses.

The company will host a conference call tomorrow at 8:30 A.M. Eastern Time (ET). To join the live conference call, please dial 877-407-8629 in the U.S. or 201-493-6715 for international callers. A live webcast and archive of the call will also be available on Single Touch’s website at:  http://singletouch.equisolvewebcast.com/8-28.

A replay will be available for 2 weeks starting on August 28, 2014 at approximately 9:30 A.M Eastern Time (ET). To access the replay, please dial 877-660-6853 in the U.S. or 201-612-7415 for international callers. The conference ID# is 414392.

About Single Touch Systems, Inc.

Single Touch Systems, Inc. is a technology based mobile solutions provider serving businesses, advertisers and brands. Through patented technologies and a modular, adaptable platform, Single Touch’s multi-channel messaging gateway enables marketers to reach consumers on all types of connected devices, with information that engages interest, drives transactions and strengthens relationships and loyalty. For more information about Single Touch Systems, Inc. visit: www.singletouch.net

Investor Contact:

Mike Bishop

The Blueshirt Group

415-217-4968

Mike@blueshirtgroup.com